Date: September 17, 1998
                                            For more information: 31 75 659-5720



Purchase and sale agreements with FTC divestiture buyers concluded

AHOLD MAKES SIGNIFICANT PROGRESS IN
 FINALIZING ACQUISITION OF GIANT FOOD

Zaandam, The Netherlands, September 17, 1998 - Royal Ahold, the international food retailer, has made major progress in completing its acquisition of US supermarket company Giant Food Inc. The staff of the Federal Trade Commission
(FTC) previously indicated that stores in 10 locations required divestiture before approving the acquisition. Divesting these stores counterbalances Ahold's increased market presence in these states following completion of the transaction. Ahold has now located buyers and received preliminary indications from FTC staff that the divestiture buyers for all 10 stores and the signed purchase and sale agreements are acceptable.

Six of the 10 stores to be divested are currently operated by Giant Food Inc., the other four by Martin's, a store name used by Giant Food Stores, the Carlisle, PA-based supermarket chain Ahold acquired in 1981. All 10 are located in Maryland and Pennsylvania.

- In Maryland, the Martin's store in Bel Air is being sold to the Fleming Company Inc., the Martin's in Westminster, to Richfood Holdings Inc.; the two Martin's stores in Frederick, to Frederick County Foods LLC; and one Giant Food Inc. store in Eldersburg, to Safeway.

- In Pennsylvania, five Giant Food `Super G' supermarkets located around Philadelphia (Hilltown, East Norriton, Norristown, Yardley and Warminster) are sold to Supervalu Inc.

Approval by the staff of the FTC is an `important step forward in the regulatory process to approve the acquisition,' said an Ahold spokesman. `All parties involved have worked hard to reach this point. We now look forward to the senior FTC staff review and then the vote by FTC Commissioners, which will constitute `final' approval of the divestiture settlement. Once that is granted, we can round off our tender offer for Giant Food's Class A Non-Voting Stock and complete the acquisition. We're optimistic the Commission's vote will be held shortly.'

Ahold Public Relations, tel.: +31 75 659 5720
Ahold Investor Relations, tel.: +31 75 659 5648
After office hours:  Hans Gobes, tel.: +31 6 55 82 22 98